Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 14, 2005

by and between

BB&T CORPORATION

and

MAIN STREET BANKS, INC.

i

ARTICLE VI Covenants		33

6.01	Reasonable Best Efforts	33

6.02	Shareholder Approval	34

6.03	Registration Statement	34

6.04	Press Releases	35

6.05	Access; Information	35

6.06	Acquisition Proposals	36

6.07	Affiliate Agreements	36

6.08	Takeover Laws	36

6.09	Reports	36

6.10	Exchange Listing	37

6.11	Regulatory Applications	37

6.12	Indemnification	37

6.13	Employment and Consulting/Noncompete Agreements; 401(k) Plan; Other Employee Benefits	38

6.14	Notification of Certain Matters	41

6.15	Dividend Coordination	41

6.16	Board Representation; Advisory Board	41

6.17	Tax Treatment	41

6.18	No Breaches of Representations and Warranties	41

6.19	Consents	42

6.20	Insurance Coverage	42

6.21	Correction of Information	42

6.22	Confidentiality	42

ii

ARTICLE VII Conditions to Consummation of the Merger		43

7.01	Conditions to Each Party’s Obligation to Effect the Merger	43

7.02	Conditions to Obligation of Main Street	43

7.03	Conditions to Obligation of BB&T	44

ARTICLE VIII Termination		44

8.01	Termination	44

8.02	Effect of Termination and Abandonment; Enforcement of Agreement	45

8.03	Termination Fee	46

ARTICLE IX Miscellaneous		46

9.01	Survival	46

9.02	Waiver; Amendment	46

9.03	Counterparts	47

9.04	Governing Law	47

9.05	Expenses	47

9.06	Notices	47

9.07	Entire Understanding; No Third Party Beneficiaries	48

9.08	Interpretation; Effect	48

9.09	Waiver of Jury Trial	48

9.10	Severability	48

9.11	Assignment	49

Exhibit A	Form of Main Street Affiliate Agreement

iii

This AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2005 (this “Agreement”), is by and between BB&T Corporation (“BB&T”), a North Carolina corporation, having its principal place of business in Winston-Salem, North Carolina, and Main Street Banks, Inc. (“Main Street”), a Georgia corporation, having its principal place of business in Atlanta, Georgia.

RECITALS

A. The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of Main Street with and into BB&T (the “Parent Merger”).

B. Board Determination. The Board of Directors of BB&T has determined that the Parent Merger and the other transactions contemplated hereby are consistent with and will further BB&T’s business strategies and goals and is in the best interests of its shareholders and, therefore, has approved the Parent Merger, this Agreement and the plan of merger contained in this Agreement. The Board of Directors of Main Street, in connection with the Merger (as defined herein) and the other transactions contemplated herein, has determined that this Agreement, the Merger and the other transactions contemplated herein are in the best interests of Main Street and its shareholders after giving due consideration to all relevant factors, including the short-term and long-term social and economic interests of the employees, customers, shareholders and other constituents of Main Street and the Main Street Subsidiaries, the communities within which Main Street and the Main Street Subsidiaries operate and the consideration offered by BB&T in relation to the current value of Main Street available in other freely-negotiated transactions or in relation to the Main Street Board of Directors’ estimate of the future value of Main Street as an independent entity, and therefore, has approved the Parent Merger, this Agreement and the plan of merger contained in this Agreement.

C. Employment and Consulting/Noncompete Agreements. As an inducement to, and condition of, BB&T’s willingness to enter into this Agreement, as of the date hereof, (i) Samuel B. Hay, III shall have entered into a five-year employment/consulting agreement with BB&T (or its specified Subsidiary) and (ii) Edward C. Milligan and Robert R. Fowler each shall have entered into a three-year consulting/noncompete agreement with BB&T (or its specified Subsidiary), each of which shall be in form and substance reasonably acceptable to such persons and the parties hereto and thereto.

D. Intended Tax Treatment. The parties intend the Parent Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Main Street or any of its Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Main Street or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Bank” means Main Street Bank, a wholly-owned subsidiary of Main Street.

“BB&T 401(k) Plan” has the meaning set forth in Section 6.13(b).

“BB&T Articles” means the Articles of Incorporation of BB&T, as amended.

“BB&T Bank” means Branch Banking and Trust Company, a banking corporation organized under the laws of North Carolina and a wholly-owned subsidiary of BB&T.

“BB&T Board” means the Board of Directors of BB&T.

“BB&T Bonus Plan” has the meaning set forth in Section 6.13(e).

“BB&T Bylaws” means the Bylaws of BB&T, as amended.

“BB&T Common Stock” means the common stock, $5.00 par value, of BB&T.

“BB&T Option Plan” has the meaning set forth in Section 3.06.

“BB&T Preferred Stock” means the preferred stock, par value $5.00 per share, of BB&T.

“BB&T SEC Documents” has the meaning set forth in Section 5.04(f)(i).

“Benefit Plan Determination Date” means the date or dates as determined by BB&T, which date or dates shall be no later than the 60th day after Closing.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Closing” has the meaning set forth in Section 2.04.

“Code” has the meaning set forth in Recital D.

“Company-Owned Stock” shall mean shares of Main Street Stock held by Main Street or any of its Subsidiaries or by BB&T or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“Consulting/Noncompete Agreements” has the meaning set forth in Section 6.13(a).

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the time on the Effective Date as provided for in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(m)(i). All references herein to “employees of Main Street” or “Main Street employees” shall be deemed to mean employees of Main Street, Bank or any of their respective Subsidiaries or affiliates.

“Employer Entity” has the meaning set forth in Section 6.13(b).

“Employment Agreement” has the meaning set forth in Section 6.13(a).

“Employment/Consulting Agreement” has the meaning set forth in Section 6.13(a).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04.

“FDIA” has the meaning set forth in Section 5.03(cc).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Federal Reserve Board.

“GAAP” means accounting principles generally accepted in the United States.

“GBCC” means the Georgia Business Corporation Code, as amended.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“Indemnified Party” has the meaning set forth in Section 6.12(a).

“Information” has the meaning set forth in Section 6.22.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

The term “knowledge” means, with respect to a party hereto, actual knowledge after reasonable investigation by any officer of that party with the title of not less than a vice president or that party’s in-house counsel, if any.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Main Street” has the meaning set forth in the preamble to this Agreement.

“Main Street Affiliate” has the meaning set forth in Section 6.07.

“Main Street Articles” means the Articles of Incorporation of Main Street.

“Main Street Board” means the Board of Directors of Main Street.

“Main Street Bonus Arrangements” has the meaning set forth in Section 6.13(e).

“Main Street Bylaws” means the Bylaws of Main Street.

“Main Street Common Stock” means the common stock, with no par value, of Main Street.

“Main Street Financial Statements” has the meaning set forth in Section 5.03(g).

“Main Street Meeting” has the meaning set forth in Section 6.02.

“Main Street Off Balance Sheet Transaction” has the meaning set forth in Section 5.03(u).

“Main Street SEC Documents” has the meaning set forth in Section 5.03(hh).

“Main Street Stock” means Main Street Common Stock.

“Main Street Stock Option” has the meaning set forth in Section 3.06.

“Main Street Stock Plans” means the option plans and agreements of Main Street and its Subsidiaries pursuant to which rights to purchase Main Street Common Stock are outstanding immediately prior to the Effective Time pursuant to the 1999 Directors Stock Option Plan, the 2000 Directors Stock Option Plan and the Omnibus Stock Ownership and Long-term Incentive Plan.

“Material Adverse Effect” means, with respect to Main Street or BB&T, any effect that (i) is material and adverse to the financial position, results of operations or business of Main Street and its Subsidiaries taken as a whole, or BB&T and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Main Street or BB&T to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental or Regulatory Authorities or changes in GAAP or applicable regulatory accounting principles, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (c) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof, (e) any modifications or changes made by Main Street to its general business practices or policies so as to be consistent with the practices or policies of BB&T; or (f) announcement of the transactions contemplated by this Agreement and completion of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

“Merger Consideration” has the meaning set forth in Section 3.01.

“NASD” means The National Association of Securities Dealers.

“NASDAQ” means the NASDAQ Stock Market, Inc.

“NCBCA” shall mean the North Carolina Business Corporation Act, as amended.

“New Certificates” has the meaning set forth in Section 3.04.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Old Certificates” has the meaning set forth in Section 3.04.

“Parent Merger” has the meaning set forth in Recital A.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” has the meaning set forth in Section 5.03(k)(D).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section only if such Section of the Disclosure Schedule contains such information or a specific cross-reference to such other relevant Section (including any specific items or information within such Section) of the Disclosure Schedule.

“Proxy/Prospectus” has the meaning set forth in Section 6.03(a).

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the North Carolina State Banking Commission, the Georgia Department of Banking and Finance, the FRB, the FDIC and the SEC).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stock Exchange Ratio” has the meaning set forth in Section 3.01.

“Subsidiary”, “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Takeover Provisions” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Transferred Employee” has the meaning set forth in Section 6.13(b).

ARTICLE II

The Merger

2.01 The Parent Merger. At the Effective Time, (i) Main Street shall be merged with and into BB&T, and (ii) the separate corporate existence of Main Street shall cease and BB&T shall survive and continue to exist as a North Carolina corporation (BB&T, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the “Surviving Corporation”). The BB&T Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the BB&T Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. BB&T may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Main Street Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Section 3.05), (ii) adversely affect the tax treatment of Main Street’s shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

2.02 The Subsidiary Merger. At the time specified by BB&T Bank in its Articles of Merger filed with the North Carolina Secretary of State (which shall not be earlier than the

Effective Time), Bank shall merge with and into BB&T Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Bank and BB&T Bank and filed with the North Carolina Secretary of State and the Georgia Secretary of State, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and BB&T Bank shall survive and continue to exist as a North Carolina state banking corporation. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.)

2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing of articles of merger with the North Carolina Secretary of State in accordance with Section 55-11-05 of the NCBCA and the filing of articles of merger with the Georgia Secretary of State in accordance with Sections 14-2-1105 and 14-2-1106 of the GBCC, or such later date and time as may be set forth in such filings (the time the Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place in the offices of the BB&T Legal Department at 200 West Second Street, Third Floor, Winston-Salem, North Carolina, at 11:00 a.m. on (i) the date designated by BB&T that is within thirty (30) days following the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing (the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing.

ARTICLE III

Consideration; Exchange Procedures

3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person, each share of Main Street Common Stock (excluding Company-Owned Stock and shares of Main Street Common Stock held by BB&T) issued and outstanding immediately prior to the Effective Time shall be converted into shares of BB&T Common Stock (the “Merger Consideration”) based upon a fixed exchange ratio of .6602 of a share of BB&T Common Stock for each share of Main Street Common Stock (subject to adjustment as set forth in Section 3.05, the “Stock Exchange Ratio”).

(a) Company-Owned Stock and Shares Held by BB&T. Each share of Main Street Common Stock held as Company-Owned Stock or held by BB&T immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(b) Outstanding BB&T Common Stock. Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Main Street Common Stock shall cease to be, and shall have no rights as, shareholders of Main Street, other than to receive any dividend or other distribution with respect to such Main Street Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and each certificate previously representing any such shares of Main Street Common Stock shall thereafter represent only the right to receive without interest (i) the number of whole shares of BB&T Common Stock and (ii) cash in lieu of fractional shares into which the shares of Main Street Common Stock represented by such certificate have been converted pursuant to this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Main Street or the Surviving Corporation of any shares of Main Street Stock.

3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of BB&T Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, BB&T shall pay to each holder of Main Street Common Stock who would otherwise be entitled to a fractional share of BB&T Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of BB&T Common Stock to which the holder would be entitled by the average of the last sale price of BB&T Common Stock (as reported on NYSEnet.com or, if not reported thereon, in another authoritative source) for the five (5) trading days immediately preceding the Effective Date.

3.04 Exchange Procedures. (a) At or after the Effective Time, BB&T shall cause BB&T Bank (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Main Street Common Stock (“Old Certificates”), to exchange for outstanding shares of Main Street Common Stock in accordance with this Article III, certificates representing shares of BB&T Common Stock (“New Certificates”) and an estimated amount of cash to the extent there are any fractional shares (together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto without any interest on any such cash, dividends or distributions).

(b) As promptly as practicable after the Effective Date, upon the shareholder’s delivery to the Exchange Agent of Old Certificates owned by such shareholder representing shares of Main Street Common Stock (or an indemnity affidavit reasonably satisfactory to BB&T and the Exchange Agent, if any, if such certificates are lost, stolen or destroyed), BB&T shall cause New Certificates into which such shares of Main Street Common Stock are converted on the Effective Date to be delivered to such shareholder and/or any check in respect of cash to be paid as part of the Merger Consideration (in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III.

(c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Main Street Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to BB&T Common Stock with a record date occurring on or after the Effective Date shall be paid to the record holder of any unsurrendered Old Certificate representing shares of Main Street Common Stock converted in the Merger into the right to receive shares of such BB&T Common Stock until the holder thereof has delivered properly endorsed Old Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which thereto for had become payable with respect to shares of BB&T Common Stock on or after the Effective Date, and which such holder had the right to receive upon surrender of the Old Certificates.

3.05 Anti-Dilution Provisions. In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio shall be proportionately adjusted.

3.06 Options. (a) On the Effective Date, whether or not then exercisable, each outstanding option to purchase shares of Main Street Common Stock under the Main Street Stock Plans (each, a “Main Street Stock Option”) shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Main Street Stock Option in accordance with the terms of the Main Street Stock Plans, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for Main Street and the relevant committee of Main Street’s Board of Directors for purposes of administering the Main Street Stock Plans, (ii) each Main Street Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Main Street Stock Option shall be the number of whole shares of BB&T Common Stock (omitting any fractional share) determined by multiplying the number of shares of Main Street Common Stock subject to such Main Street Stock Option immediately prior to the Effective Time by the Stock Exchange Ratio, and (iv) the per share exercise price under each such Main Street Stock Option shall be adjusted by dividing the per share exercise price under each such Main Street Stock Option by the Stock Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may, at its election, substitute as of the Effective Time options under the BB&T Corporation 2004 Stock Incentive Plan or any other duly adopted comparable plan (in either case, the “BB&T Option Plan”) for all or a part of the Main Street Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Main Street Stock Options and shall be tax neutral to the option holder; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Main Street Stock Option Agreements and the Main Street Stock Plans governing each Main Street Stock Option. BB&T shall cause each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3, as a condition to such conversion or substitution, to be approved in accordance with the provisions of Rule 16b-3. Each Main Street Stock Option that is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Each Main Street Stock Option that is intended to be exempt from the application of Code Section 409A and related regulations or other guidance shall be subject to adjustment as necessary in order to comply with Prop. Reg. §1.409A-1(b)(5)(v)(D), or any successor provisions thereto. BB&T and Main Street agree to take all necessary steps to effectuate the foregoing provisions of this Section 3.06. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. Within five business days after the Effective Time, if BB&T has not already done so, BB&T shall file a registration statement on Form S-3 or Form S-8 (or any successor or other appropriate form), as the case may be, with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Main Street Stock Plans assumed pursuant to this Section 3.06 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Main Street hereby represents that the Main Street Stock Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

(b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto.

(c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

ARTICLE IV

Actions Pending Acquisition

4.01 Forbearances of Main Street. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or Previously Disclosed on the Disclosure Schedule, without the prior written consent of BB&T, Main Street will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Main Street and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon Main Street’s ability to perform any of its material obligations under this Agreement, or enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental or Regulatory Authority.

(b) Capital Stock. Other than pursuant to Rights to be issued as Previously Disclosed and as to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Main Street Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Main Street Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, except as Previously Disclosed.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on Main Street Stock in an amount not to exceed the per share amount declared and paid in accordance with past practices, with record and payment dates as indicated in Section 6.15 hereof, and (B) dividends from any Main Street Subsidiaries to Main Street, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Main Street or its Subsidiaries (other than the Employment Agreement and the Consulting and Noncompete Agreements described in Section 6.13 or as Previously Disclosed), or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Main Street or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business or as Previously Disclosed.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Main Street Articles, Main Street Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Main Street’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, enter into or terminate any Material Contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, settle any claim, action or proceeding which, individually or in the aggregate for all such settlements, is material to Main Street and its Subsidiaries.

(l) Adverse Actions. Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or Governmental or Regulatory Authority.

(m) Risk Management. Except pursuant to applicable law or regulation or Governmental or Regulatory Authority or as Previously Disclosed, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $250,000 in the aggregate for any related items or projects, except as Previously Disclosed or as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(q) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Main Street or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date; provided, however, that BB&T shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to the U.S. Federal income tax, or Georgia State franchise tax, or (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(r) Commitments. Agree or commit to do any of the foregoing items in this Section 4.01, except as Previously Disclosed.

4.02 Forbearances of BB&T. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed in the Disclosure Schedule, without the prior written consent of Main Street, BB&T will not, and will cause each of its Subsidiaries not to:

(a) Extraordinary Dividend. Declare, set aside, make or pay any extraordinary or special dividends on shares of BB&T Common Stock or make any other extraordinary or special distributions in respect of any of its capital stock.

(b) Governing Documents. Amend the BB&T Articles, BB&T Bylaws or the Articles of Incorporation or Bylaws of any BB&T Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of Main Street Common Stock or to the employees of Main Street and the Main Street Subsidiaries.

(c) Adverse Actions. Agree, commit or take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or Governmental or Regulatory Authority.

(d) Commitments. Agree or commit to do any of the foregoing in this Section 4.02.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, BB&T has delivered to Main Street a schedule and Main Street has delivered to BB&T a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

5.02 Standard. No representation or warranty of Main Street or BB&T contained in Section 5.03 or 5.04 (other than representations and warranties contained in Section 5.03(b), which shall be true in all respects except for de minimus variations) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect with respect to Main Street or BB&T, as the case may be.

5.03 Representations and Warranties of Main Street. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, Main Street hereby represents and warrants to BB&T:

(a) Organization, Standing and Authority. Main Street is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Main Street is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Bank is a Georgia state bank chartered under the Financial Institutions Code of Georgia, is a non-member bank of the Federal Reserve and is duly organized, validly existing and in good standing under the laws of the State of Georgia. Bank is duly qualified to do business and is in good standing in the State of Georgia and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of Main Street. The authorized capital stock of Main Street consists of 50,000,000 shares of Main Street Common Stock, with no par value, of which 21,484,577 shares were outstanding as of November 30, 2005. The outstanding shares of Main Street Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of November 30, 2005, except as set forth in its Disclosure Schedule, Main Street did not have any Rights issued or outstanding with respect to Main Street Common Stock, and Main Street did not have any commitment to authorize, issue or sell any Main Street Common Stock or Rights, except pursuant to this Agreement.

(c) Subsidiaries.

(i) (A) Main Street has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, Main Street owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Main Street’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Main Street or its Subsidiaries are fully paid and nonassessable and are owned by Main Street or its Subsidiaries free and clear of any Liens.

(ii) Main Street does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Main Street’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(iv) Each Subsidiary of Main Street that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(d) Corporate Power; Authorized and Effective Agreement. Each of Main Street and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Main Street has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Georgia Secretary of State, subject to receipt of the necessary shareholder and Regulatory Authority approvals. Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge as contemplated by this Agreement, subject to receipt of the necessary Regulatory Authority approvals.

(e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of Main Street Common

Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Main Street and the Main Street Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Main Street, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Filings; No Defaults.

(i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Main Street or any of its Subsidiaries in connection with the execution, delivery or performance by Main Street of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) filings with state securities authorities, if any, (C) the filings of the articles of merger with the North Carolina Secretary of State pursuant to the NCBCA and the articles of merger with the Georgia Secretary of State pursuant to the GBCC and (D) any notices to or filings with the SBA. As of the date hereof, Main Street is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the regulatory and shareholder approvals referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Material Contract as defined in Section 5.01(k), indenture or instrument of Main Street or of any of its Subsidiaries or to which Main Street or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Main Street Articles or the Main Street Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Internal Controls.

(i) Main Street has previously delivered to BB&T true and complete copies of (A) its balance sheets as of December 31, 2002, 2003 and 2004 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; and (B) its interim unaudited quarterly financial statements for the quarters beginning after December 31, 2004 and ending on September 30, 2005 (as to each, the “Last Report Date”). The documents described in clauses (A) and (B) above (collectively, the “Main Street Financial Statements”):

1)	are true, complete and correct;

2)	are in accordance with the books and records of Main Street;

3)	fairly and accurately presents the financial condition of Main Street as of the dates thereof, and the results of operations for the periods then ended, as applicable (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of notes and to normal year-end adjustments that are not material in amount or in effect);

4)	were prepared on a consistent basis throughout the periods involved; and

5)	have been prepared in accordance with GAAP (except in each case as may be noted therein and subject, in the case of unaudited interim financial statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect).

(ii) Neither Main Street nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Main Street included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002 or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Main Street and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Main Street or its Subsidiaries or Main Street’s accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(g)(iii). Main Street (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Main Street, including its consolidated Subsidiaries, is made known to the management of Main Street by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Main Street’s outside auditors and the audit committee of Main Street’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Main Street’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Main Street’s internal control over financial reporting. These disclosures were made in writing by management to Main Street’s auditors and audit committee and a copy has previously been made available to BB&T. As of the date hereof and except as Previously Disclosed, there is no reason to believe that Main Street’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to the extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2004, (A) through the date hereof, neither Main Street nor any of its Subsidiaries nor, to Main Street’s knowledge, any director, officer, employee, auditor, accountant or representative of Main Street or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Main Street or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Main Street or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Main Street or any of its Subsidiaries, whether or not employed by Main Street or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Main Street or any of it Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Main Street or any committee thereof or to any director or officer of Main Street.

(h) Litigation. Except as Previously Disclosed, there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Main Street’s knowledge, threatened against or affecting Main Street or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Main Street or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Neither Main Street nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Main Street nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as Previously Disclosed, each of Main Street and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Main Street’s knowledge, no suspension or cancellation of any of them is threatened;

(iii) has not received, since December 31, 2002, any notification or communication from any Governmental Authority (A) asserting that Main Street or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Main Street’s knowledge, do any grounds for any of the foregoing exist); and

(iv) is in compliance with all applicable listing standards and corporate governance and other rules and regulations of the NASDAQ.

(k) Material Contracts; Defaults. (i) Except as set forth in Main Street’s Disclosure Schedule, neither Main Street nor any of its Subsidiaries is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $20,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any direct or indirect indebtedness of Main Street or its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(C) Any employment, severance, consulting or management services contract or any confidentiality or proprietary rights contract with any employee of Main Street or any of its Subsidiaries;

(D) Any contract containing covenants limiting the freedom of Main Street or any of its Subsidiaries to compete in any line of business or with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Main Street’s or any of its Subsidiaries’ current or former directors, officers, and employees;

(G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license or where the aggregate purchase price for the license is less than $5,000;

(H) Any contract with any director, officer or key employee of Main Street or any of its Subsidiaries or any arrangement under which Main Street or any of its Subsidiaries has advanced or loaned any amount to any of their directors, officers, and employees;

(I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property and having an obligation in excess of $25,000 in any one case or $100,000 in the aggregate in a period of 12 consecutive months;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Main Street or any of its Subsidiaries;

(K) Any contract that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on Main Street or any of its Subsidiaries as presently conducted;

(M) Any contract pursuant to which Main Street or any of its Subsidiaries has any obligation to share revenues or profits derived from Main Street or any of its Subsidiaries with any other entity;

(N) Any contract between (i) Main Street or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Main Street or any of its Subsidiaries, or any natural person related by blood or marriage to such natural person, on the other hand, and (ii) Main Street or any of its Subsidiaries, on the one hand, and any employee of Main Street or any of its Subsidiaries, on the other hand (collectively, “Affiliate Agreements”); and

(O) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $100,000 in the aggregate in any period of 12 consecutive months.

(ii) “Material Contracts” shall mean those contracts on Main Street’s Disclosure Schedule listed under Section 5.03(k). All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Main Street or any of its Subsidiaries, as the case may be, and (B) to the knowledge of Main Street, as to the other parties to such Material Contracts. Except as disclosed in Main Street’s Disclosure Schedule, Main Street and/or its Subsidiaries, as applicable, and to the knowledge of Main Street, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Main Street nor any of its Subsidiaries, and to the knowledge of Main Street, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Main Street nor any of its Subsidiaries, and to the knowledge of Main Street, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Main Street nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Main Street, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers or Finder’s Fees. No action has been taken by Main Street that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Burke Capital Group, LLC.

(m) Employee Benefit Plans.

(i) Section 5.03(m)(i) of Main Street’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to by Main Street or any of its Subsidiaries and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Main Street or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Neither Main Street nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and in substantial compliance with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) or opinion letter, as applicable, from the Internal Revenue Service (“IRS”), and Main Street is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Main Street, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. To Main Street’s knowledge, neither Main Street nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and

Benefit Plan that would reasonably be expected to subject Main Street or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Main Street or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Main Street under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). No ERISA Affiliate Plan is subject to Title IV of ERISA. None of Main Street, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. To the knowledge of Main Street, there is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on the Main Street Financial Statements (as defined in Section 5.03(g)) as of September 30, 2005. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(v) Neither Main Street nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Main Street or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Main Street and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Main Street has provided or made available to BB&T true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recently filed Form 5500s; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) all top hat notices filed with the Department of Labor; (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as disclosed on Section 5.03(m)(viii) of Main Street’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Main Street nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as disclosed on Section 5.03(m)(x) of Main Street’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of BB&T, Main Street or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Main Street on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) Section 5.03(m)(xi) of Main Street’s Disclosure Schedule identifies each Compensation and Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq. (collectively “409A”) (each such plan a “NQDC Plan”). Except as provided in Section 5.03(m)(xi) of Main Street’s Disclosure Schedule, each NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.

(n) Labor Matters. Neither Main Street nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Main Street or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Main Street or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Main Street’s knowledge, threatened, nor is Main Street aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Main Street has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”; “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti takeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, the State of Georgia. Main Street has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Main Street’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters. Except as Previously Disclosed, to Main Street’s knowledge, neither the conduct nor operation of Main Street or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Main Street’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Main Street nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Main Street’s knowledge, neither Main Street nor any of its Subsidiaries has received any notice from any Person that Main Street or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Main Street nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. Main Street and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Main Street and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) except as Previously Disclosed, the Tax Returns referred to in clause (i) have been examined by the

IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Main Street or its Subsidiaries. Main Street has made or will make available to BB&T true and correct copies of the United States federal income Tax Returns filed by Main Street and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2004. Neither Main Street nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the period ended December 31, 2004 in excess of the amounts accrued with respect thereto that are reflected in the Main Street Financial Statements (as defined in Section 5.03(g)). As of the date hereof, neither Main Street nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Main Street’s own account, or for the account of one or more of Main Street’s Subsidiaries or their customers (all of which are listed on Main Street’s Disclosure Schedule), were entered into by Main Street or Main Street’s Subsidiaries (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Main Street or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Main Street nor its Subsidiaries, nor to Main Street’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records. The books and records of Main Street and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Main Street’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Main Street or its Subsidiaries. Main Street and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Main Street reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Main Street and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Main Street Off Balance Sheet Transactions. Section 5.03(u) of Main Street’s Disclosure Schedule sets forth a true and complete list of all affiliated Main Street entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Main Street or any of its Subsidiaries or any officer or director of Main Street or any of its Subsidiaries has an economic or management interest and with which Main Street or its Subsidiaries conducts business. Section 5.03(u) of Main Street’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Main Street affiliated entity, Main Street, any of its Subsidiaries, and any officer or director of Main Street or any of its Subsidiaries that are not reflected in the consolidated financial statements of Main Street (each, a “Main Street Off Balance Sheet Transaction”), along with the following information with respect to each such Main Street Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Main Street or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Main Street or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Main Street or any of its Subsidiaries.

(v) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(w) Material Adverse Change. Except as Previously Disclosed, Main Street has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2004 that has had a Material Adverse Effect on Main Street.

(x) Absence of Undisclosed Liabilities. Except as Previously Disclosed, neither Main Street nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Main Street on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Main Street on a consolidated basis, except as disclosed in the Main Street Financial Statements (as defined in Section 5.03(g)).

(y) Properties. Main Street and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Main Street Financial Statements (as defined in Section 5.03(g)) as being owned by Main Street as of September 30, 2005 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Main Street or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Main Street or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Main Street’s knowledge, the lessor.

(z) Loans. Each loan reflected as an asset in the Main Street Financial Statements (as defined in Section 5.03(g)) and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of November 30, 2005, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Main Street or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to Part 349 of the rules and regulations promulgated by the FDIC, comply therewith.

(aa) Allowance for Loan Losses. The allowance for loan losses reflected on the Main Street Financial Statements (as defined in Section 5.03(g)), as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably incurred losses on outstanding loans.

(bb) Repurchase Agreements. With respect to all agreements pursuant to which Main Street or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Main Street or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(cc) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Bank has paid all assessments and filed all reports required by the FDIA.

(dd) Annual Disclosure Statement. Main Street is in compliance with Part 350 of the rules and regulations promulgated by the FDIC concerning disclosure requirements, including the preparation of an annual disclosure statement, and the signature and attestation requirements provided and to be provided pursuant to such Part are accurate.

(ee) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Main Street is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Main Street Board (or, where appropriate, the board of directors of any of Main Street’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(ff) No Right to Dissent. Nothing in the Articles of Incorporation or the Bylaws of Main Street or any of its Subsidiaries provides or would provide to any Person, including without limitation the holders of Main Street Common Stock, upon execution of this Agreement and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind. Holders of Main Street Common Stock will not have any dissenters rights pursuant to Article 13 of the GBCC.

(gg) Sarbanes-Oxley Act. Main Street is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate, except as Previously Disclosed.

(hh) SEC Documents. Main Street’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “Main Street SEC Documents”) as of the date filed, or if amended or superceded by a filing prior to November 30, 2005, then on the date of such amended or superseded filing, (A) were timely filed and complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.04 Representations and Warranties of BB&T. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, BB&T hereby represents and warrants to Main Street as follows:

(a) Organization, Standing and Authority. BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. BB&T is duly qualified to do business and is in good standing in the State of North Carolina and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. BB&T is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. BB&T Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of North Carolina. BB&T Bank is duly qualified to do business and is in good standing in the State of North Carolina and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) BB&T Stock

(i) The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 1,000,000,000 shares of BB&T Common Stock, par value $5.00 per share, of which 542,810,280 shares were outstanding as of November 30, 2005. The outstanding shares of BB&T Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of BB&T Common Stock to be issued in exchange for shares of Main Street Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

(c) Corporate Power. Each of BB&T and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BB&T has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BB&T and the BB&T Board prior to the date hereof and no shareholder approval is required on the part of BB&T. The Agreement to Merge, when executed by BB&T Bank, shall have been approved by the Board of Directors of BB&T Bank and by the BB&T Board, as the sole shareholder of BB&T Bank. This Agreement is a valid and legally binding agreement of BB&T, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BB&T or any of its Subsidiaries in connection with the execution, delivery or performance by BB&T of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filings of the articles of merger with the North Carolina Secretary of State pursuant to the NCBCA and the articles of merger with the Georgia Secretary of State pursuant to the GBCC; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of BB&T Common Stock in the Merger; (E) any notices to or filings with the SBA; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, BB&T is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BB&T or of any of its Subsidiaries or to which BB&T or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of BB&T or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2004 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “BB&T SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such BB&T SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of BB&T and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such BB&T SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of BB&T and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to BB&T, except as disclosed in the BB&T SEC Documents.

(g) No Brokers or Finder’s Fees. BB&T has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Main Street and BB&T agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval. Main Street agrees to take, in accordance with applicable law and the Main Street Articles and Main Street Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Main Street’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Main Street Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Main Street Board shall recommend that its shareholders adopt this Agreement at the Main Street Meeting unless the Main Street Board, after consultation with independent legal counsel, determines in good faith that it is probable that such recommendation would be a breach of its fiduciary duties under applicable Georgia law and Main Street’s Articles.

6.03 Registration Statement. (a) BB&T agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (the “Registration Statement”) to be filed by BB&T with the SEC in connection with the issuance of BB&T Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Main Street constituting a part thereof (the “Proxy Statement”) and all related documents). Main Street agrees to cooperate, and to cause its Subsidiaries to cooperate, with BB&T, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Main Street and its Subsidiaries have cooperated as required above, BB&T agrees to file the Proxy Statement and the Registration Statement (together, the “Proxy/Prospectus”) with the SEC as promptly as reasonably practicable. Each of Main Street and BB&T agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. BB&T also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Main Street agrees to furnish to BB&T all information concerning Main Street, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Main Street and BB&T agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Main Street shareholders and at the time of the Main Street Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Main Street and BB&T further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) BB&T agrees to advise Main Street, promptly after BB&T receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BB&T Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Main Street and BB&T agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation, or NYSE or NASDAQ rules.

6.05 Access; Information. (a) Each party agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, (i) each party shall furnish promptly to the other party all information concerning the business, properties and personnel of a party as the other party may reasonably request, and (ii) Main Street shall furnish promptly to BB&T a copy of each material report, schedule and other document filed by Main Street pursuant to any federal or state securities or banking laws. Neither party shall be required to provide access to the other party or to disclose information where such access or disclosure would violate or prejudice the rights of a party’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of BB&T and Main Street agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Main Street shall promptly furnish BB&T with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06 Acquisition Proposals. Main Street agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any Person relating to, any Acquisition Proposal, except to the extent that the Main Street Board, after consultation with independent legal counsel, determines in good faith that it is probable that the failure to take such action would be a breach of its fiduciary duties under applicable Georgia law and Main Street’s Articles. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than BB&T with respect to any of the foregoing (except as permitted by the immediately preceding sentence) and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Main Street shall promptly advise BB&T following the receipt by Main Street of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and advise BB&T of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Main Street shall deliver to BB&T a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Main Street Meeting, deemed to be an “affiliate” of Main Street (each, a “Main Street Affiliate”) as that term is used in Rule 145 under the Securities Act. Main Street shall cause each Person who may be deemed to be a Main Street Affiliate to execute and deliver to Main Street on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A. Main Street shall deliver such executed affiliate agreements to BB&T at the Closing.

6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09 Reports. Each of Main Street and BB&T shall file (and shall cause Main Street’s Subsidiaries and BB&T’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Securities and Exchange Commission and any other Regulatory Authorities having jurisdiction over such party, and Main Street shall deliver to BB&T copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Securities and Exchange Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Securities and Exchange Commission will comply in all material respects with the Federal securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

6.10 Exchange Listing. BB&T will use all reasonable best efforts to cause the shares of BB&T Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.11 Regulatory Applications. (a) BB&T and Main Street and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.12 Indemnification. (a) Following the Effective Date, BB&T shall indemnify, defend and hold harmless all directors, officers and employees of Main Street and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Main Street is permitted to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Georgia, the Main Street Articles and the Main Street Bylaws as in effect on the date hereof.

(b) For a period of three years from the expiration of the current term of the policy, BB&T shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Main Street or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that BB&T may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that officers and directors of Main Street or any Subsidiary may be required to make application and provide customary representations and warranties to BB&T’s insurance carrier for the purpose of obtaining such insurance; and provided, further, in no event shall the annual premium on such policy exceed 110% of the annual premium payments on Main Street’s policy in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify BB&T thereof; provided that the failure so to notify shall not affect the obligations of BB&T under Section 6.12(a) unless and to the extent that BB&T is actually prejudiced as a result of such failure.

(d) If BB&T or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of BB&T shall assume the obligations set forth in this Section 6.12.

6.13 Employment and Consulting/Noncompete Agreements; 401(k) Plan; Other Employee Benefits. (a) As of the date hereof, BB&T (or its specified Subsidiary) shall enter into a five-year employment/consulting agreement with Samuel B. Hay, III (“Employment/Consulting Agreement”) and three-year consulting/noncompete agreements with each of Edward C. Milligan and Robert R. Fowler (collectively, the “Consulting/Noncompete Agreements”), each of which shall become effective on the Effective Date if the Closing occurs as provided in Section 2.04 of this Agreement. Additionally, BB&T (or its specified Subsidiary) will offer a three-year employment/consulting agreement to Max S. Crowe (the “Employment Agreement”), which, if accepted, shall be executed and become effective on the Effective Date. Furthermore, BB&T will offer at-will employment after the Effective Date to David W. Brooks, II, John T. Monroe, Gary Austin and Richard Blair, provided such offers of at-will employment will not entitle them to any severance pay if such person receives termination compensation pursuant to their then existing employment agreements as listed on Schedule 6.13(a). Each of the existing employment agreements listed on Schedule 6.13(a) shall be terminated at a time, which shall be agreed upon by Main Street and BB&T, and each employee shall receive any payments that such employee is entitled to receive under such existing employment agreement.

(b) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Main Street, BB&T shall cause such plan to be merged with the BB&T Corporation 401(k) Savings Plan (the “BB&T 401(k) Plan”), or to be frozen or to be terminated, in each case as determined by BB&T and subject to and conditional upon the receipt of all applicable regulatory or governmental approvals. Each employee of Main Street at the Effective Time (i) who is a participant in the 401(k) plan of Main Street, (ii) who becomes an employee of BB&T or of any of its Subsidiaries (the “Employer Entity”) immediately following the Effective Time, and (iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to make salary reduction contributions under the BB&T 401(k) Plan as of the Benefit Plan Determination Date. Any other employee of Main Street who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) Plan upon complying with eligibility requirements. All rights to participate in the BB&T 401(k) Plan are subject to BB&T’s right to amend or terminate such plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the 401(k) plan of Main Street. For purposes of administering the BB&T 401(k) Plan, service with Main Street and its Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual. Any compensation earned and deferred by employees of Main Street in the calendar year of the Benefit Plan Determination Date will be recognized by BB&T in the administration of the BB&T 401(k) Plan. If employees of Main Street were eligible to receive a matching contribution under the 401(k) plan of Main Street, then such Main Street employees will be eligible to receive any matching contribution provided under the BB&T 401(k) Plan. If employees of Main Street were not eligible to receive a matching contribution under the 401(k) plan of Main Street, then such Main Street employees must meet the matching contribution eligibility requirements under the BB&T 401(k) Plan before receiving any matching contribution under the BB&T 401(k) Plan. Each employee of Main Street or its Subsidiaries at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to here as a “Transferred Employee.” Transferred Employees shall be included in any defined benefit plan sponsored or maintained by any Employer Entity following the Effective Time in accordance with the terms of such plan; provided, however, such Transferred Employees shall receive credit for service with Main Street and its Subsidiaries (and any predecessor entities to the extent such service was recognized by Main Street) prior to the Effective Time for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual) under such defined benefit plan to the same extent as if such service were with the Employer Entity.

(c) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly situated employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee’s being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs after taking into account the service crediting and other provisions set forth below. With respect to any welfare benefit plan or program of Main Street that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by an Employer Entity, the Employer Entity shall continue such Main Street plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 6.13, service with Main Street shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate, vesting (if applicable), benefit accruals (solely for purposes of vacation and service awards), commencement of benefits and benefit subsidies in such welfare plans and programs. From and after the Effective Time (or the Benefit Plan Determination Date, as applicable), BB&T shall, or shall cause another Employer Entity to (i) reduce any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of an Employer Entity by applying the creditable coverage as described under the provisions of HIPAA with respect to the Transferred Employees, and (ii) give each Transferred Employee credit for the plan year in which the Effective Time (or the Benefit Plan Determination Date, as applicable) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the Benefit Plan Determination Date, as applicable). The provisions of this Section 6.13 shall apply equally to the eligible dependents of a Transferred Employee.

(d) Except to the extent of commitments herein or other contractual commitments, if any, of Main Street prior to the date hereof and of BB&T in separate agreements, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity following the Effective Time, excluding any employee who has a then existing contract explicitly providing for severance pay or other termination pay, shall be entitled to severance pay in accordance with the severance plan listed on Schedule 6.13(d). Each Transferred Employee’s service with Main Street and Main Street Subsidiaries (or any predecessor entities to the extent such service was recognized by Main Street) shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under such severance plan.

(e) BB&T agrees to honor all employment agreements, consulting agreements, severance agreements and deferred compensation agreements that Main Street and its Subsidiaries have with their current and former employees and directors and which have been Previously Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Effective Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 6.13, the employee benefit plans of Main Street shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion. Notwithstanding the immediately preceding sentence, BB&T will continue in effect any short-term bonus or incentive plans of Main Street (the “Main Street Bonus Arrangements”) until the earlier of (i) the date of completion of conversion of the data services systems of Main Street and its Subsidiaries to the data service systems of BB&T and its Subsidiaries, or (ii) the date that former Main Street executives are made parties to the BB&T Amended and Restated Short Term Incentive Plan (the “BB&T Bonus Plan”). If any former executive of Main Street would earn amounts under both the Main Street Bonus

Arrangements and the BB&T Bonus Plan for any calendar year, BB&T shall make appropriate adjustments in the amounts earned under such programs to avoid duplication and to pro-rate the amount earned by such executive under the Main Street Bonus Arrangements and the BB&T Bonus Plan for the portion of the year in which such executive participated in each such plan.

6.14 Notification of Certain Matters. Each of Main Street and BB&T shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15 Dividend Coordination. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Merger, during any applicable period, there shall not be a payment of both a BB&T and a Main Street dividend to a shareholder of Main Street for the same period. The parties further agree that if the Effective Date is at the end of a fiscal quarter, then they will cooperate to assure that the Main Street shareholders receive the dividend declared by BB&T, if any, rather than the dividend for that period, if any, declared by Main Street.

6.16 Board Representation; Advisory Board. BB&T shall cause the BB&T Bank Board of Directors to elect Robert R. Fowler to the BB&T Bank Board of Directors, and Edward C. Milligan to the BB&T Georgia State Board. BB&T will pay compensation to Mr. Fowler and Mr. Milligan for their respective service on such boards consistent with BB&T’s fee policies for service on such boards. Each of the remaining current members of the Main Street Board and Main Street’s community local advisory board will be asked to serve on a BB&T local advisory board for the region formerly served by Main Street (for such period of time as determined by BB&T) and BB&T will pay compensation to such directors for their service on such BB&T local advisory board as indicated on Section 6.16 of Main Street’s Disclosure Schedule for a period of two years after the Effective Date. After the expiration of such two-year period and in the event such director continues to serve on such local advisory board, BB&T will pay compensation to such directors for their service on such BB&T local advisory board consistent with BB&T’s fee policies for advisory board members. Any board member who agrees to serve on such BB&T local advisory board shall enter into a two-year noncompete agreement, which shall commence on the Effective Date.

6.17 Tax Treatment. Each of BB&T and Main Street agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Main Street and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of BB&T and Main Street agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

6.18 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of BB&T and Main Street will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.19 Consents. Each of BB&T and Main Street shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.20 Insurance Coverage. Main Street shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

6.21 Correction of Information. Each of BB&T and Main Street shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times through the Closing, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

6.22 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, or as required in order to comply with applicable law, order or rules of any national securities exchange or market where each party’s respective securities are traded, all information (collectively, the “Information”) received by each of Main Street and BB&T, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.22 shall not apply to information included in the Registration Statement or to be included in the official Proxy/Prospectus to be sent to the shareholders of Main Street under Section 6.03. Main Street and BB&T agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Main Street and BB&T agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Main Street or BB&T to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Main Street and BB&T contained in this Section 6.22 shall survive the Closing.

ARTICLE VII

Conditions to Consummation of the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of BB&T and Main Street to consummate the Merger is subject to the fulfillment or written waiver by BB&T and Main Street prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of Main Street’s shareholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the BB&T Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on BB&T after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the BB&T Board reasonably determines would either before or after the Effective Date have a Material Adverse Affect on BB&T after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Exchange Listing. The shares of BB&T Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.02 Conditions to Obligation of Main Street. The obligation of Main Street to consummate the Merger is also subject to the fulfillment or written waiver by Main Street prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of BB&T set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Main Street shall have received a certificate, dated the Effective Date, signed on behalf of BB&T by a Senior Executive Vice President or an Executive Vice President of BB&T to such effect.

(b) Performance of Obligations of BB&T. BB&T shall have performed in all material respects all obligations required to be performed by BB&T under this Agreement at or prior to the Effective Time, and Main Street shall have received a certificate, dated the Effective Date, signed on behalf of BB&T by a Senior Executive Vice President or an Executive Vice President of BB&T to such effect.

7.03 Conditions to Obligation of BB&T. The obligation of BB&T to consummate the Merger is also subject to the fulfillment or written waiver by BB&T prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Main Street set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and BB&T shall have received a certificate, dated the Effective Date, signed on behalf of Main Street by the chief executive officer and the chief financial officer of Main Street to such effect.

(b) Performance of Obligations of Main Street. Main Street shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and BB&T shall have received a certificate, dated the Effective Date, signed on behalf of Main Street by the chief executive officer and the chief financial officer of Main Street to such effect.

(c) Opinion of Main Street’s Counsel. BB&T shall have received an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to Main Street, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) Main Street is a corporation duly organized and in existence under the laws of the State of Georgia, (ii) this Agreement has been duly executed by Main Street and is enforceable in accordance with its terms against Main Street, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval by Main Street’s shareholders, upon the acceptance of the filing of the articles of merger with the Georgia Secretary of State and the North Carolina Secretary of State, the Merger shall become effective.

(d) Affiliate Agreements. BB&T shall have received the agreements referred to in Section 6.07 from each affiliate of Main Street.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of BB&T and Main Street.

(b) Breach. At any time prior to the Effective Time, by BB&T or Main Street in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under Article VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, by BB&T or Main Street, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by July 1, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Main Street or BB&T in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the Main Street shareholders fail to adopt this Agreement at the Main Street Meeting and approve the Merger; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

(e) Adverse Action. By BB&T, if (i) the Main Street Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Main Street Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (iii) the Main Street Board recommends to its shareholders an Acquisition Proposal other than the Merger.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

8.03 Termination Fee. Main Street shall pay to BB&T a termination fee in the amount of Twenty Million Dollars ($20,000,000) if:

(a) (i) this Agreement is terminated by BB&T pursuant to Section 8.01(b) or 8.01(e) or by BB&T or Main Street pursuant to Section 8.01(d)(ii); and (ii) prior to such termination, an Acquisition Proposal with respect to Main Street was commenced, publicly proposed or publicly disclosed; and (iii) within 12 months after such termination, Main Street shall have entered into a definitive written agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated; or

(b) after receiving an Acquisition Proposal, the Main Street Board does not take action to convene the Main Street Meeting and/or recommend that Main Street shareholders adopt this Agreement; and within 12 months after such receipt, Main Street shall have entered into a definitive written agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated; provided, however, that BB&T shall not be entitled to a termination fee pursuant to this Section 8.03(b) in the event that this Agreement shall have been terminated pursuant to Section 8.01(a) or Section 8.01(d)(i).

Upon payment of the fee described in this Section 8.03, Main Street shall have no further liability to BB&T at law or in equity with respect to such termination under Section 8.01(b), 8.01(d)(ii) or 8.01(e), or with respect to the Main Street Board’s failure to take action to convene the Main Street Meeting and/or recommend that Main Street shareholders adopt this Agreement. Main Street acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BB&T would not enter into this Agreement. Accordingly, if Main Street fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, BB&T commences a suit that results in a judgment against Main Street for the amount payable to BB&T pursuant to this Section 8.03, Main Street shall pay to BB&T its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

ARTICLE IX

Miscellaneous

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13, 6.15, 6.16, and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.03(l), 5.04(g), 6.03(b), 6.04, 6.05(b), 8.02, and this Article IX which shall survive such termination).

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Main Street.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that BB&T and Main Street will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Main Street, to:

3500 Lenox Road

Atlanta, Georgia 30326

Attn: Samuel B. Hay, III

Facsimile: 770-786-9789

With a copy (which shall not constitute notice) to:

Womble Carlyle Sandridge & Rice, PLLC

1201 West Peachtree St., Ste. 3500

Atlanta, Georgia 30309

Attn: Elizabeth O. Derrick, Esq.

Facsimile: 404-870-4824

and

Alston & Bird LLP

1201 West Peachtree St., STE. 3500

Atlanta, Georgia 30309-3424

Attn: Ralph F. MacDonald III, Esq.

Facsimile: 404-881-7777

If to BB&T, to:

BB&T Corporation

150 S. Stratford Road

Winston-Salem, NC 27104

Attn: Christopher L. Henson

Facsimile: (336) 733-0340

with a copy to:

BB&T Legal Department

200 West Second Street, 3rd Floor

Winston-Salem, NC 27101

Attn: M. Patricia Oliver, Esq.

Facsimile: (336) 733-2189

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Mutual Confidentiality Agreement between Main Street and BB&T dated November 4, 2005, and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.11 Assignment. BB&T and Main Street may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MAIN STREET BANKS, INC.

By:	/s/ SAMUEL B. HAY, III
Samuel B. Hay, III
President and CEO

BB&T CORPORATION

By:	/s/ JOHN A. ALLISON, IV
John A. Allison, IV
Chairman and CEO

Exhibit A

Form of Main Street Affiliate Agreement

                    , 2006

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Main Street Banks, Inc. (“Main Street”), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Act”).

Pursuant to the terms of the Agreement and Plan of Merger by and between BB&T Corporation (“BB&T”) and Main Street dated as of December 14, 2005 (the “Merger Agreement”), providing for the merger of Main Street with and into BB&T (the “Merger”), and as a result of the Merger, I may receive shares of BB&T common stock (“BB&T Common Shares”) in exchange for shares of Main Street common stock (“Main Street Stock”) owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to BB&T that in such event:

A. I will not sell, assign or transfer the BB&T Common Shares that I receive as aforesaid in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the BB&T Common Shares, to the extent I feel necessary, with my counsel or counsel for Main Street. I understand that BB&T is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify BB&T and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees), or liabilities (“Losses”) to which BB&T or any officer or director of BB&T may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations.

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C. I have been advised that the issuance of the BB&T Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of Main Street, that the BB&T Common Shares must be held by me indefinitely unless (i) my subsequent distribution of BB&T Common Shares has been registered under the Act; (ii) a sale of the BB&T Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which BB&T has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of counsel reasonably acceptable to BB&T or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the BB&T Common Shares.

D. I also understand that stop transfer instructions will be given to BB&T’s transfer agent with respect to any BB&T Common Shares which I receive in the Merger and that there will be placed on the certificates for such BB&T Common Shares, a legend stating in substance:

“The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of counsel satisfactory to the issuer or in accordance with a “no action” letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act.”

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It is understood and agreed that the legend set forth in Paragraph D above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from counsel satisfactory to BB&T that such actions are appropriate under the then-existing circumstances.

Very truly yours,

Date: , 2006
(Name of Affiliate)

PLEASE PRINT YOUR NAME HERE:

Accepted this              day of

                    , 2006

BB&T CORPORATION

By:
Name:
Title:

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